SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 April 11, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER
                              12,743,384 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.  SHARED VOTING POWER
 BENEFICIALLY OWNED           -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.  SOLE DISPOSITIVE POWER
                              12,743,384 (1)
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,743,384
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         16.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 12,743,384 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 12,743,384 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,743,384
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         16.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 548,030 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 548,030 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         548,030
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 548,030 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 548,030 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         548,030
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 13,291,414 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 13,291,414 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,291,414
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 12,743,384 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 548,030 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 236,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              13,291,414 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 236,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 13,291,414 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,527,714
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 5,200 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 231,100 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              13,291,414 (1)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 13,291,414 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,291,414
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              13,340,114 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 13,340,114 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,341,414
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.


(2) Of these shares, 13,291,414 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 48,700 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 231,100 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 231,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         231,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 48,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 48,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

**  Denotes less than.

CUSIP No. 512815101                                          Page 11 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 126
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 126
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 24 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 24 pages

         This Amendment No. 6 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007, October 2, 2007 and March 21, 2008. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $558,278,544
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $23,717,285
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $261,149
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable and Personal Funds     $51,303
PS Foundation                  Contributions from Shareholders       $13,108,343
Patterson Foundation           Contributions from Shareholders       $1,909,991
EJW                            Personal Funds                        $5,672
IRM                            Personal Funds                        $55,943

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 78,367,063 total outstanding shares of Class A common stock as reported on the Issuer's 10-K filed with the Securities and Exchange Commission on February 28, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 12,743,384 Shares, which constitutes approximately 16.3% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 12,743,384 Shares, which constitutes approximately 16.3% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 548,030 Shares, which constitutes approximately 0.7% of the outstanding Shares.

                                                             Page 14 of 24 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 548,030 Shares, which constitutes approximately 0.7% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 13,291,414 Shares in the aggregate, which constitutes approximately 17.0% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 13,527,714 Shares, which constitutes approximately 17.3% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 13,291,414 Shares, which constitutes approximately 17.0% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 13,341,414 Shares, which constitutes approximately 17.0% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 231,100 Shares, which constitutes approximately 0.3% of the outstanding Shares.

                                                             Page 15 of 24 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 48,700 Shares, which constitutes less than 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 126 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 12,743,384 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 12,743,384 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 548,030 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 548,030 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 13,291,414 Shares in the aggregate.

                                                             Page 16 of 24 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 13,291,414 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,200 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 231,100 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 13,291,414 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 13,291,414 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 48,700 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,300 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 231,100 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 48,700 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 126 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) Since the most recent filing on Schedule 13D, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 24 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

                                                             Page 18 of 24 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated April 15, 2008                       By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                                                 Page 19 of 24 pages
                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            03/28/2008        Buy      11,971      34.9500      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      363         34.9600      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      91          34.9700      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      91          34.9800      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      1,000       34.9860      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      13,984      34.9950      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      570         35.0200      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      2,827       35.0300      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      273         35.0400      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      363         35.0500      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      182         35.0600      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      6,171       35.0650      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      5,369       35.0800      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      7,452       35.0850      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      545         35.1000      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      727         35.1100      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      1,090       35.1204      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      5,725       35.1300      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      454         35.1400      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      273         35.1500      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      727         35.1600      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      182         35.1700      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      7,997       35.1800      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      182         35.1900      Open Market/Broker
SPO Partners II, L.P.                            03/28/2008        Buy      91          35.2000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      1,167       34.9500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      35          34.9600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      9           34.9700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      9           34.9800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      97          34.9860      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      1,364       34.9950      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      55          35.0200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      276         35.0300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      27          35.0400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      35          35.0500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      18          35.0600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      602         35.0650      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      524         35.0800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      727         35.0850      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      53          35.1000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      71          35.1100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      106         35.1204      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      558         35.1300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      44          35.1400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      27          35.1500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      71          35.1600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      18          35.1700      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      780         35.1800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      18          35.1900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       03/28/2008        Buy      9           35.2000      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      18          34.9500      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           34.9600      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           34.9860      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      20          34.9950      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.0200      Open Market/Broker

                                                                                                                 Page 20 of 24 pages
                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
John H Scully SEP                                03/28/2008        Buy      4           35.0300      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.0500      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      9           35.0650      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      8           35.0800      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      11          35.0850      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.1000      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.1100      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      2           35.1204      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      8           35.1300      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.1400      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      1           35.1600      Open Market/Broker
John H Scully SEP                                03/28/2008        Buy      12          35.1800      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      17          34.9500      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           34.9600      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      2           34.9860      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      21          34.9950      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.0200      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      4           35.0300      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.0500      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      9           35.0650      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      8           35.0800      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      10          35.0850      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.1000      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.1100      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      2           35.1204      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      9           35.1300      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.1400      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      1           35.1600      Open Market/Broker
William J. Patterson's IRA                       03/28/2008        Buy      11          35.1800      Open Market/Broker
SPO Partners II, L.P.                            03/31/2008        Buy      60,115      35.1000      Open Market/Broker
San Francisco Partners II, L.P.                  03/31/2008        Buy      3,000       35.1000      Open Market/Broker
John H Scully SEP                                03/31/2008        Buy      800         35.1000      Open Market/Broker
John H Scully IRRA                               03/31/2008        Buy      100         35.1000      Open Market/Broker
William J. Patterson's IRA                       03/31/2008        Buy      500         35.1000      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      5,082       34.5400      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      3,551       34.5500      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      5,391       34.5700      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      5,182       34.5800      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      2,768       34.5900      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      18,904      34.6000      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      5,278       34.6200      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      12,571      34.6300      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      42,974      34.6400      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      29,491      34.6500      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      13,722      34.6600      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      11,419      34.6700      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      2,077       34.6800      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      4,798       34.6900      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      76,596      34.7000      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      96          34.7500      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      1,535       34.8000      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      1,440       34.8100      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      1,343       34.8300      Open Market/Broker

                                                                                                                 Page 21 of 24 pages
                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            04/09/2008        Buy      933         34.8400      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      1,198       34.8500      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      7,161       34.8600      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      6,159       34.8700      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      25,237      34.8800      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      20,819      34.8900      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      41,266      34.9000      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      57,000      34.9100      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      4,990       34.9200      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      1,152       34.9300      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      7,690       34.9400      Open Market/Broker
SPO Partners II, L.P.                            04/09/2008        Buy      61,977      34.9500      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      214         34.5400      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      149         34.5500      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      227         34.5700      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      218         34.5800      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      117         34.5900      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      796         34.6000      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      222         34.6200      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      529         34.6300      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      1,809       34.6400      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      1,242       34.6500      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      578         34.6600      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      481         34.6700      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      87          34.6800      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      202         34.6900      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      3,225       34.7000      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      4           34.7500      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      65          34.8000      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      61          34.8100      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      57          34.8300      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      39          34.8400      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      50          34.8500      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      301         34.8600      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      259         34.8700      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      1,063       34.8800      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      877         34.8900      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      1,737       34.9000      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      2,400       34.9100      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      210         34.9200      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      48          34.9300      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      324         34.9400      Open Market/Broker
San Francisco Partners II, L.P.                  04/09/2008        Buy      2,609       34.9500      Open Market/Broker
SPO Partners II, L.P.                            04/10/2008        Buy      34,500      34.9500      Open Market/Broker
San Francisco Partners II, L.P.                  04/10/2008        Buy      1,500       34.9500      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      7,978       34.7500      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      10,877      34.7600      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      16,216      34.7700      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      16,067      34.7800      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      20,569      34.7900      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      8,399       34.8000      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      4,798       34.8100      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      768         34.8300      Open Market/Broker

                                                                                                                 Page 22 of 24 pages
                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            04/11/2008        Buy      4,239       34.8400      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      2,399       34.8500      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      1,840       34.8600      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      3,176       34.8700      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      8,714       34.8800      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      1,151       34.8900      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      32,993      34.9000      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      32,552      34.9100      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      19,766      34.9200      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      30,024      34.9300      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      22,368      34.9400      Open Market/Broker
SPO Partners II, L.P.                            04/11/2008        Buy      63,106      34.9500      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      337         34.7500      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      459         34.7600      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      684         34.7700      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      678         34.7800      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      868         34.7900      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      355         34.8000      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      202         34.8100      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      32          34.8300      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      179         34.8400      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      101         34.8500      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      78          34.8600      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      134         34.8700      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      368         34.8800      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      49          34.8900      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      1,393       34.9000      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      1,374       34.9100      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      834         34.9200      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      1,267       34.9300      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      944         34.9400      Open Market/Broker
San Francisco Partners II, L.P.                  04/11/2008        Buy      2,664       34.9500      Open Market/Broker

                                                                                                                 Page 23 of 24 pages
                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            04/14/2008        Buy      29,090      34.1000      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      574         34.1400      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      11,021      34.1500      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      9,569       34.1600      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      96          34.1700      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      1,053       34.1800      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      2,108       34.1900      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      21,221      34.2000      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      12,389      34.3000      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      5,550       34.3100      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      11,340      34.3200      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      2,679       34.3300      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      12,536      34.3400      Open Market/Broker
SPO Partners II, L.P.                            04/14/2008        Buy      18,474      34.3500      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      1,225       34.1000      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      24          34.1400      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      464         34.1500      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      403         34.1600      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      4           34.1700      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      44          34.1800      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      89          34.1900      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      894         34.2000      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      522         34.3000      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      234         34.3100      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      478         34.3200      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      113         34.3300      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      528         34.3400      Open Market/Broker
San Francisco Partners II, L.P.                  04/14/2008        Buy      778         34.3500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      64          34.1000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      1           34.1400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      24          34.1500      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      21          34.1600      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      2           34.1800      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      5           34.1900      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      46          34.2000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      27          34.3000      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      12          34.3100      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      25          34.3200      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      6           34.3300      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      27          34.3400      Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                       04/14/2008        Buy      40          34.3500      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      21          34.1000      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      1           34.1400      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      8           34.1500      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      7           34.1600      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      1           34.1800      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      1           34.1900      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      15          34.2000      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      9           34.3000      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      4           34.3100      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      8           34.3200      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      2           34.3300      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      9           34.3400      Open Market/Broker
William J. Patterson's IRA                       04/14/2008        Buy      14          34.3500      Open Market/Broker

                                                             Page 24 of 24 pages

                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)